Exhibit 5.1
WILLIAMS ♦ SCHIFINO
WILLIAMS SCHIFINO MANGIONE & STEADY P.A.
ATTORNEYS AT LAW
February 19, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Tutogen Medical, Inc.
Form S-1 Registration Statement
Dear Sir/Madam:
     We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Tutogen Medical, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration of 757,524 shares of the Company’s common stock.
     We have examine the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.
     Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable under the laws of the State of Florida.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.

Williams Schifino Mangione & Steady, P.A.
By:	/s/ William J. Schifino, Sr.
William J. Schifino, Sr., Esq.